Exhibit 99.3

Frequently Asked Questions - Internal

What was the strategic rationale behind this acquisition?

The global job landscape continues to evolve in not only how people and jobs connect, but where. Technological innovations, always-on customers and the multitude of choices available to them, have exponentially increased the number of HR technology and digital players in the industry. With the addition of Monster’s leading recruiting media, technologies and platforms which connect people and jobs in more than 40 countries, Randstad intends to bring our tech & touch strategy further to life and expand its services to offer both clients and candidates tools for increased efficiency and engagement. Monster’s full product line is a natural complement to our suite of sourcing, onboarding and talent management services, enhancing our ability to serve clients globally.

What makes Monster attractive?

Both companies have a similar vision—to shape the world of work. The combination is designed to enhance Randstad’s position as a global leader in HR services by leveraging Monster’s technology, expertise and global online platform. A pioneer in the human resource technology space, Monster’s strategic course of developing a leading digital platform and easy to use social and mobile solutions, is a natural complement to Randstad’s tech and touch growth strategy.

When is this transaction effective?

The transaction is subject to customary closing conditions. It will take some time to complete the transaction, which we expect to close in the fourth quarter of 2016.

Where is Monster based and how many employees do they have?

Monster is located in Weston (MA) and has over 3,700 employees. The Company, together with its subsidiaries, provides online and mobile employment solutions in more than 40 countries and connects employers with job seekers at all levels and provides searchable jobs and career management resources.

How will this impact me and how I recruit?

Both Randstad and Monster will continue to serve their respective customers. The announcement is only the beginning. The acquisition is subject to customary closing conditions; it will take some time to complete the transaction. You will be informed every step of the way as more information becomes available.

How will this impact our clients, including those that do business with both of us?

Randstad and Monster will maintain and continue to support existing customers. Monster will continue operating as a separate and independent entity.

Do we plan to integrate them?

Monster will operate as a separate and independent entity, continuing to service its customers. We will continue to be one of those customers.

How should we handle incoming press/analyst inquiries resulting from the acquisition?

Only designated spokespeople should be providing any information to the press/analysts about this transaction. All inquiries should be directed to Lesly Cardec, VP, Content, Social & Marketing Innovation, Randstad US at 954.308.6302 or lesly.cardec@randstadusa.com.

How should we handle any client inquiries as a result of the announcement?

All communication should be directed to Lesly Cardec, VP, Content, Social & Marketing Innovation, Randstad US at 954.308.6302 or lesly.cardec@randstadusa.com.

Social media guidance:

News of the announcement will be made on Randstad’s Twitter, LinkedIn and Facebook pages. In order to comply with the legal requirements of the transaction, we ask that you do not provide personal commentary about the transaction on social media. We have provided some guidance below on any employee social media posts about the transaction:

•	YOU MAY “like” any of the Company social media posts about the transaction or re-post/re-tweet such Company posts without commenting or discussion.

•	YOU MAY retweet a link to the press release announcing the transaction without commentary or discussion.

•	DO NOT provide any personal commentary on the transaction or any additional language in posts/tweets other than a link to the Company’s social media post or press release.

•	DO NOT provide any personal commentary on the transaction or any additional language in posts/tweets to customers, suppliers, vendors, employees etc. other than a link to the Company’s social media post or press release.

Additional Information

This communication and the description contained herein is for informational purposes only and is not a recommendation, an offer to buy, or the solicitation of an offer to sell any shares of Monster’s common stock. The tender offer referenced in this communication has not commenced. Upon commencement of the tender offer, Randstad North America, Inc. and its wholly-owned subsidiary, Merlin Global Acquisition, Inc. (“Merger Sub”), will file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase (the “Offer to Purchase”), a form of letter of transmittal (the “Letter of Transmittal”) and other related documents and, thereafter, Monster will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D9 with respect to the tender offer. Randstad, Merger Sub and Monster intend to mail documents to the shareholders of

Monster. THESE DOCUMENTS, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND MONSTER SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE. Shareholders of Monster will be able to obtain a free copy of these documents (when they become available) and other documents filed by Monster, Randstad or Merger Sub with the SEC at the website maintained by the SEC at www.sec.gov.

The Offer to Purchase is not being made to holders of (nor will tenders be accepted from or on behalf of holders of) shares of Monster’s common stock in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to Purchase to be made by a licensed broker or dealer, the Offer to Purchase shall be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub or Randstad.

Forward-Looking Statements

The statements included in this communication contain forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, speak only as of the date they are made and include without limitation statements regarding the planned completion of the tender offer and the merger, statements regarding the anticipated filings and approvals relating to the tender offer and the merger, statements regarding the expected completion of the tender offer and the merger and statements regarding the ability of Merger Sub to complete the tender offer and the merger considering the various closing conditions. Randstad undertakes no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond the control of either company, including the following: (a) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (b) the inability to complete the transaction due to the failure to satisfy conditions to the transaction; (c) the risk that the proposed transaction disrupts current plans and operations; (d) difficulties or unanticipated expenses in connection with integrating Monster into Randstad; (e) the risk that the acquisition does not perform as planned; and (f) potential difficulties in employee retention following the closing of the transaction. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in the public reports of each company filed or to be filed with the SEC or the Amsterdam Stock Exchange.